Exhibit (g)(4)(iii)
     June 30, 2011
Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109

Re:	Amendment to the Custodian Agreement, dated as of June 29, 2001, by and between GMO Trust and Brown Brothers Harriman & Co. (“BBH”), as amended (the “Custodian Agreement”); the 17f-5 Delegation Schedule, dated as of June 29, 2001, by and between GMO Trust and BBH, as amended (the “Delegation Schedule”); and the Accounting Agency Agreement, dated as of June 29, 2001, by and between GMO Trust and BBH, as amended (the “Accounting Agency Agreement”)
Ladies and Gentlemen:
     GMO Trust hereby notifies you that it has established two additional series of shares, namely, GMO Asset Allocation International Small Companies Fund and GMO International Large/Mid Cap Value Fund (each a “New Fund” and collectively, the “New Funds”). The Trust (as defined in each of the Custodian Agreement, the Delegation Schedule, and the Accounting Agency Agreement) desires that you serve as (i) custodian of the assets of each New Fund under the terms of the Custodian Agreement, (ii) delegate with respect to the assets of each New Fund under the terms of the Delegation Schedule, and (iii) accounting agent of the assets of each New Fund under the terms of the Accounting Agency Agreement.
     If you agree to so serve as custodian, delegate, and accounting agent for each New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each New Fund shall be deemed a “Fund” under each of the Custodian Agreement, the Delegation Schedule, and the Accounting Agency Agreement. This letter agreement shall constitute an amendment to each of the Custodian Agreement, the Delegation Schedule, and the Accounting Agency Agreement and, as such, a binding agreement among the Trust and you in accordance with each of their terms.
Notice
     A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Brown Brothers Harriman & Co.	June 30, 2011

Sincerely, GMO TRUST
By:
	Name:	Jason Harrison
	Title:	Clerk

The foregoing is hereby
accepted and agreed.

BROWN BROTHERS HARRIMAN & CO.
By:
	Name:	James R. Kent
	Title:	Managing Director